EXHIBIT 99.1

Signal Genetics Highlights Recent Achievements and Reports Fourth Quarter and Full-Year 2015 Financial Results

Record Volume of MyPRS® Clinical Tests Sold for Q4 and Full Year

CARLSBAD, Calif., March 16, 2016 (GLOBE NEWSWIRE) -- Signal Genetics, Inc. (NASDAQ:SGNL) (Signal), a commercial stage, molecular genetics diagnostic company focused on providing innovative diagnostic services that help physicians make better-informed decisions concerning the care of their patients suffering from cancer, today reported recent achievements and financial results for the fourth quarter and full-year ended December 31, 2015.

Recent Highlights

  Record Volume of MyPRS® Tests Sold, Increasing 131% 4Q-over-4Q, to customers outside of the University of Arkansas for Medical Sciences (UAMS)
  Entered into Sponsored Research agreements with the University of Texas MD Anderson Cancer Center and Moffitt Cancer Center to further validate the clinical utility of MyPRS®
  Signed Master Service agreements with two leading pharmaceutical developers
  Expanded reimbursement for services through 11 PPO network agreements, enhancing payor relations to include an aggregate of over 155 million lives

Samuel D. Riccitelli, Signal’s President and Chief Executive Officer, commented, “During 2015 we have laid down the foundation for long-term growth including broadening our customer base, partnering with leading pharmaceutical companies and research centers, improving our reimbursement capabilities and most importantly providing the needed testing services to multiple myeloma patients and their physicians to optimize patient care at an individual level."

Fourth Quarter and Full-Year Financial Results

Net revenue for the quarter ended December 31, 2015 was approximately $659,000, compared to $655,000 for the quarter ended December 31, 2014.  This increase in net revenue was primarily attributable to increased volume in the number of tests sold to customers outside of UAMS driven by an expanding commercial organization and increasing revenues from services and tests performed for pharmaceutical customers. These gains helped to offset the decrease in the number of tests billed under UAMS research programs due to a reduction in research funds available at UAMS.

For the year ended December 31, 2015, net revenue was approximately $2.5 million, compared to approximately $4.3 million for the year ended December 31, 2014. This decrease in net revenue was primarily attributable to a decrease in the number of tests billed under UAMS research. Signal expects continued declining revenue from the UAMS research programs due to a reduction in research funds available at UAMS.

Cost of revenue for the quarter ended December 31, 2015 was approximately $456,000 compared to approximately $781,000 during the quarter ended December 31, 2014. The decrease in cost of revenue was attributable to a decrease in both assigned laboratory personnel and laboratory supply costs, a reflection of lower overall test volumes.

For the year ended December 31, 2015, cost of revenue was approximately $2.5 million, compared to approximately $3.4 million for the year ended December 31, 2014.  This decrease in cost of revenue was primarily attributable to a decrease in total tests performed.

Research and development expenses for the quarter ended December 31, 2015 were approximately $456,000, compared to approximately $80,000 for the quarter ended December 31, 2014. This increase in research and development expenses was primarily attributable to increased labor, materials, and supplies for the Company’s internal and sponsored research programs.

For the year ended December 31, 2015, research and development expenses were approximately $1.0 million, compared to approximately $347,000 for the year ended December 31, 2014.  This increase in research and development expenses was primarily attributable to the further validation of the use of MyPRS® in multiple myeloma and AMG, its precursor disease.

Selling and marketing expenses for the quarter ended December 31, 2015 were approximately $755,000, compared to approximately $416,000 for the quarter ended December 31, 2014. This increase in selling and marketing expenses was primarily attributable to the expansion of the Company’s sales and marketing function and establishing its managed care, medical, commercial and business development functions.

For the year ended December 31, 2015, selling and marketing expenses were approximately $2.6 million, compared to approximately $717,000 for the year ended December 31, 2014.  This increase in selling and marketing expenses was primarily attributable to expanding the sales and marketing function and establishing our managed care, medical, commercial and business development functions.

General and administrative expenses were approximately $1.9 million for the quarter ended December 31, 2015, compared to approximately $1.7 million for the quarter ended December 31, 2014. The increase in general and administrative expenses was primarily attributable to increased personnel costs related to the hiring of accounting, internal billing, and information technology staff.

For the year ended December 31, 2015, general and administrative expenses were approximately $7.7 million, compared to approximately $6.9 million for the year ended December 31, 2014. This increase was primarily attributable to increased personnel costs related to the hiring of accounting, internal billing, and information technology staff and costs related to being a publicly-held company for the full year in 2015.

Basic and diluted net loss per common share for the quarter ended December 31, 2015 was $(0.28) per share based on 10,663,709 weighted-average shares outstanding, compared to a basic and diluted net loss per common share of $(0.56) per share based on 4,065,512 weighted-average shares outstanding for the quarter ended December 31, 2014.

For the year ended December 31, 2015, basic and diluted net loss per common share was $(1.40) per share based on 8,091,899 weighted-average shares outstanding, compared to a basic and diluted net loss per common share of $(3.50) per share based on 2,255,864 weighted-average shares outstanding for the year ended December 31, 2014.

As of December 31, 2015, the Company had cash and cash equivalents of $10.8 million and working capital of $9.3 million, which it expects to support operations for the next 12 to 15 months.

Conference Call & Webcast Information

Signal will hold a conference call on Wednesday, March 16, 2016 at 4:30 p.m. ET to discuss the results. The conference call can be accessed by dialing 1-877-407-0784 for domestic callers, and 1-201-689-8560 for international callers. The conference ID number is 13632678. In addition to the call, a live webcast of the event will be available on the investor relations page of the Company's website at www.signalgenetics.com.

Following the call, the event will remain archived on the Signal Genetics website for 30 days. In addition to the archive, a recording of the call will be available until March 30, 2016. The recording can be accessed by dialing 1-877-870-5176 for domestic callers, and 1-858-384-5517 for international callers. The conference ID number for the recording is 13632678.

About Signal Genetics, Inc.

Signal Genetics, Inc., headquartered in Carlsbad, California, is a commercial stage, molecular diagnostic company focused on providing innovative diagnostic services that help physicians make better-informed decisions concerning the care of their patients suffering from cancer. Signal's mission is to develop, validate and deliver innovative diagnostic services that enable better patient-care decisions. Signal was founded in January 2010 and became the exclusive licensee in its licensed field to the renowned research on multiple myeloma performed at the University of Arkansas for Medical Sciences, in April 2010.  The company is dedicated to making its extensively validated diagnostic services available to all patients who need them.

Safe Harbor Statement

All statements included in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may,” “will,” “intend,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue,” “opportunity,” “goals,” or “should,” the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals, or prospects are also forward-looking statements. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business, and so are or will be, as applicable, subject to risks and uncertainties including but not limited to the risk factors discussed in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from those anticipated in the forward-looking statements. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements. The forward-looking statements included in this press release speak only as of the date of this press release. Our views and the events, conditions and circumstances on which these future forward-looking statements are based, may change. We do not assume any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or developments, or otherwise, except as may be required by the securities laws, and we caution you not to rely on them unduly. All forward-looking statements are qualified in their entirety by this cautionary statement.

(Financial Statements to follow.)

SIGNAL GENETICS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value data)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$10,832	$5,119
Accounts receivable, net	394	1,088
Inventory	187	179
Prepaid expenses and other current assets	321	399
Total current assets	11,734	6,785
Property and equipment, net	1,153	1,214
Deferred offering costs	—	47
Security deposits	15	43
Total assets	$12,902	$8,089
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$242	$255
Accrued liabilities	1,018	361
Note payable – related party	1,105	—
Amounts due to related party	—	1,045
Lease termination/abandonment payable - current portion	—	248
Other current liabilities	103	80
Total current liabilities	2,468	1,989
Other noncurrent liabilities	24	109
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding at December 31, 2015 or 2014	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized, 10,635,454 and 3,782,629 shares issued and outstanding at December 31, 2015 and 2014, respectively	106	38
Additional paid in capital	28,272	12,593
Accumulated deficit	(17,968)	(6,640)
Total stockholders’ equity	10,410	5,991
Total liabilities and stockholders’ equity	$12,902	$8,089

SIGNAL GENETICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net revenue	$659	$655	$2,538	$4,320
Operating expenses:
Cost of revenue	456	781	2,472	3,366
Research and development	456	80	1,002	347
Selling and marketing	755	416	2,559	717
General and administrative	1,949	1,734	7,692	6,857
Gain on legal settlement	-	(100)	-	(100)
Total operating expenses	3,616	2,911	13,725	11,187
Loss from operations	(2,957)	(2,256)	(11,187)	(6,867)
Interest expense	(23)	(2)	(141)	(1,023)
Net loss attributable to members of Signal Genetics LLC	-	-	-	(1,250)
Net loss attributable to stockholders of Signal Genetics, Inc.	(2,980)	(2,258)	(11,328)	(6,640)
Net loss attributable to stockholders of Signal Genetics, Inc./member of Signal Genetics LLC	$(2,980)	$(2,258)	$(11,328)	$(7,890)
Net loss per common share, basic and diluted	$(0.28)	$(0.56)	$(1.40)	$(3.50)
Weighted-average shares outstanding, basic and diluted	10,663,709	4,065,512	8,091,899	2,255,864

SIGNAL GENETICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2015	2014
OPERATING ACTIVITIES
Net loss	$(11,328)	$(7,890)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	3,015	4,298
Depreciation and amortization	184	144
Noncash interest on note payable – related party	132	1,007
Lease termination	—	46
Gain on legal settlement	—	(100)
Changes in operating assets and liabilities:
Accounts receivable	694	(94)
Inventory	(8)	178
Prepaid expenses and other current assets	28	191
Accounts payable and accrued liabilities	633	383
Lease termination/abandonment payable	(248)	(376)
Net cash used in operating activities	(6,898)	(2,213)
INVESTING ACTIVITIES
Purchases of property and equipment	(123)	(266)
(Increase) decrease in security deposit on lease	28	(8)
Net cash used in investing activities	(95)	(274)
FINANCING ACTIVITIES
Proceeds from issuances of common stock, net of costs to issue	13,095	6,644
Proceeds from issuance of note payable/amounts due to related party	—	795
Proceeds from cash released from restricted cash account securing a letter of credit	50	—
Shares repurchased to satisfy tax withholding obligation for restricted stock awards	(363)	—
Repayment of capital lease obligation and note payable	(76)	(42)
Net cash provided by financing activities	12,706	7,397
Net increase in cash	5,713	4,910
Cash and cash equivalents, beginning of period	5,119	209
Cash and cash equivalents, end of period	$10,832	$5,119
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$6	$1
Noncash investing and financing activities:
Conversion of amounts due to related party to note payable – related party	$1,045	$—
Fair value of warrants and options for overallotment shares to underwriters issued in connection with public stock offerings	$330	$300
Conversion of note payable to Class C Units	$—	$27,326
Asset acquired under capital lease	$—	$164

INVESTOR CONTACT:
The Ruth Group
David Burke
Tel: 646-536-7009
dburke@theruthgroup.com